UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 8, 2012

Dear Fellow Qualstar Shareholders:

BKF Capital Group, Inc. is conducting a proxy contest to remove and replace the Board of Directors of Qualstar Corporation for the benefit of all shareholders.  We have previously sent you proxy materials that explain why it is so important that we replace the current Board. In this letter, we respond to the wildly inaccurate statements made by the Board about BKF, and its principal shareholder and a nominee Mr. Steven Bronson.

Below we go into some detail to refute the irresponsible statements of Qualstar’s Board, but this is what you should take away from this letter: if you cannot trust this Board to be honest and straightforward with you in this contest can you trust them to run your Company?  We think the answer is clearly NO, and their attempt to mislead you is just one more reason why this Board must go.

We will also have something to say why Mr. William Gervais, the outgoing CEO who signed the Board’s letter, cannot be trusted, and why Mr. Larry Firestone, the CEO designate, is not what the current Board makes him out to be.  Please read on.

Distortions of Fact Regarding Mr. Bronson

Qualstar’s Distorted Allegations	The Truth

Bronson was Mikron’s CEO for only 9 months, from August 1998 to May 1999, more than 12 years ago, and the turnaround occurred long after he left Mikron and the ultimate sale of Mikron, which he takes credit for, occurred in 2007, 8 years after his departure.

Mr. Bronson acquired a position in Mikron from one of its founders.  The other founder was unable to successfully manage Mikron and turned to Mr. Bronson for assistance.  Mr. Bronson recruited and installed the new management team that turned the Company around and in eight years increased shareholder value by some 1000%.  This is precisely what the BKF nominees are proposing to do for Qualstar—find the right management to turn the Company around.

Bronson has been CEO of Interlink Electronics, Inc. since July 2010. During his two-year tenure: Interlink has incurred losses in 7 of 8 quarters. Interlink’s net worth has declined by nearly $1.1 million, or 25%. In the quarter ended March 31, 2012, Interlink’s profits (from continuing operations) totaled only $186,000.

When Mr. Bronson took control of Interlink Electronics in July 2010, the company had not been profitable since 2000 and had cumulatively lost over $50 million.  Mr. Bronson became president and then chief executive officer of Interlink, cutting costs, recharging sales and marketing and recruiting a new management team.  The company expects to be profitable in 2012 for the first time in over ten years.  In recognition of these accomplishments, the market price for Interlink stock is up over 100% since Mr. Bronson assumed control.  This is precisely the kind of turn around that the BKF nominees are intending to accomplish at Qualstar!

Bronson also is . . . the controlling shareholder and CEO of two other publicly traded companies, 4NET Software, Inc. and Ridgefield Acquisition Corp.  . . .  4Net has a record of 16 consecutive years of losses and is now just a shell corporation with virtually no assets. . . .  At March 31, 2012, Ridgefield’s assets and tangible book value had declined to $31,000 and $34,000, respectively and, like 4Net, Ridgefield is now just a shell company.

When Mr. Bronson acquired control of each of 4Net and Ridgefield, they were already public shells with no operations!  4Net had virtually no cash and has been funded through the years with loans from Mr. Bronson.  (At a subsequent point, 4Net made an investment in a software business with funds provided by Mr. Bronson, which was shut down in the dot.com bubble.)  Mr. Bronson used the cash at Ridgefield to make two profitable investments, which were then sold and the cash distributed to shareholders.  Other allegations made by Qualstar regarding these companies are similarly fraught with half-truths and distortions.

No matter how many shares you own, your vote is extremely important.
You can take control of your Company’s future, but for democracy to work you have got to vote.
We need an absolute majority to win.
Doing nothing is the same as a vote for a Board that has failed you in the past.

Please vote your GOLD proxy card and support the BKF slate.
Do not return a WHITE proxy card or any other card sent to you on behalf of the current Board.

BKF Capital Group, Inc., 225 N.E. Mizner Boulevard, Suite 400 Boca Raton, Florida 33432 (561) 362-4199

Distortions of Fact Regarding BKF’s Investment Company Status

The Board latches on to BKF’s disclosure about the Investment Company Act to make wild and unfounded assertions about BKF’s intentions.

Qualstar’s Distorted Allegations	The Truth

Since Bronson knows that there is substantial likelihood that BKF will have to sell off its shares of Qualstar in the near term, it may well be that Bronson’s reason for his attempt to take control of Qualstar’s Board is to be able to dividend out a substantial amount of Qualstar’s cash, 18% of which will go to BKF, before BKF is required to sell off its Qualstar shares in order to comply with the 1940 Act.

This is a flight of distorted fancy.  BKF has disclosed the Investment Company risk, as it is required to do.  But it is just that—a risk.  BKF also discloses, “It is the intention of BKF to maintain its investment in Qualstar and take action, as necessary, such that BKF will not be subject to the 1940 Act.” In fact, BKF is confident that it will be able to take the necessary actions and further believes that it is unlikely that it will be required to dispose of its investment in Qualstar.  For the Board to spin this risk into some nefarious plot on the part of BKF is yet another reason why the Board is not trustworthy.

What About Mr. Gervais?

Until now we have refrained from commenting on Mr. Gervais.  Unfortunately, with Mr. Gervais’ participation in the wildly accusatory letter to Qualstar shareholders, this is no longer possible.

The Board writes, “Bill Gervais, who owns 27% of Qualstar’s shares and is its largest shareholder, is not willing to trust Bronson with the future of Qualstar or entrust the value of his shares with Bronson.”

Mr. Gervais has been a member of the Board since 1984 and CEO since 2000.  If there is anyone who has been responsible for the collapse in shareholder value at the Company in the last decade, it is Mr. Gervais.  If there is anyone whose judgment you should not trust to fix the Company, it is Mr. Gervais.

But there is more.  You may have noticed at the most recent annual meeting of shareholders, two of the current Board members, Mr. Corker and Mr. Meyer, received less than one-third of the vote.  Do you know why?  We do.  Because Mr. Gervais, with 27% of the stock, voted against his own fellow board members.  Do you know why?  We do, because he told us.  He voted against these directors, because they refused to support a substantial cash distribution to shareholders, as BKF is proposing.  You may scratch your head and ask just what is going on with Mr. Gervais?  We do too.

And What About Mr. Firestone?

The Board is telling you that Larry Firestone, the new CEO designate, “has 30 years of executive management experience, a proven track record of achieving growth and increasing profitability.” But, the Board says not a word about that track record.  We would like to know, because what we see is that Mr. Firestone is primarily a financial executive.  We would also like to know about Mr. Firestone’s departure in August 2010 from Advanced Energy Industries.  Based on disclosures made in Advanced Energy Industries, Inc.’s Form 8-K, dated August 10, 2010, it appears to us the departure was not of his own choosing.

In conclusion, we need the support of all our fellow shareholders to replace the current Board and put our Company back on track.  Please vote your GOLD proxy card in favor of the BKF proposals. And please see the enclosed Shareholder Information Deck, which provides more information on BKF and its objectives.

If you have any questions, please contact our proxy advisors—

PHOENIX ADVISORY PARTNERS
110 Wall Street
27th Floor
New York, NY 10005
Call Toll Free: (877) 478-5038
Banks And Brokers Call Collect: (212) 493-3910

BKF Capital Group, Inc.

Senior Vice President